UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 30, 2004

MBNA Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-10683	52-1713008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wilmington, Delaware	19884-0131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 362-6255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Amendment to MBNA Europe’s Euro Medium Term Note Programme

MBNA America Bank, N.A. (the "Bank"), MBNA Europe Funding Plc ("MBNA Europe Plc"), and Deutsche Trustee Company Limited (formerly called Bankers Trustee Company Limited) entered into the Fifth Supplemental Trust Deed, dated September 24, 2004 (the "Amendment"), further modifying and restating the Trust Deed, dated May 7, 1999 (as previously amended and/or restated, the "Trust Deed") relating to the €6,000,000,000 Euro Medium Term Note Programme. The Bank is MBNA Corporation’s principal subsidiary and the parent of MBNA Europe Bank Limited ("MBNA Europe"). MBNA Europe is the parent of MBNA Europe Plc.

The Amendment amends the Trust Deed to add five (5) new dealers, to change the cross-default threshold for failure to pay indebtedness for monies borrowed from £15 million to £40 million, and to make other changes.

The Trust Deed, as amended by the Amendment, provides for the issuance of up to €6,000,000,000 of euro medium term notes (the "Notes"). The Notes are unsecured obligations of MBNA Europe Plc and are unconditionally and irrevocably guaranteed in respect to all payments by the Bank. The Notes may be issued from time to time in varying denominations, maturities and rates, and may have fixed or floating rates. For additional discussion of the Notes, see "Note 17: Long-Term Debt and Bank Notes - Euro Medium-Term Notes" on page 84 of MBNA Corporation’s 2003 Annual Report to Stockholders, which is incorporated herein by reference.

The descriptions set forth in this report of the terms and conditions of the Amendment and the Trust Deed are qualified in their entirety by reference to the full text of such agreements. The Amendment is filed as Exhibit 4 hereto. The Trust Deed is filed as Exhibit 4.16 of MBNA Corporation’s 2003 Annual Report on Form 10-K.

Exhibit 4: Fifth Supplemental Trust Deed, dated September 24, 2004, further modifying and restating Trust Deed dated May 7, 1999, among MBNA America Bank, N.A., MBNA Europe Funding Plc and Deutsche Trustee Company Limited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBNA Corporation

Date: September 30, 2004	By:	/s/	Vernon H.C. Wright
Vernon H.C. Wright
Chief Financial Officer